SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

     Certification  and Notice of Termination of  Registration  under Section 12
(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15 (d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-42046-04

                             UACSC 2002-A Owner Trust
               (Exact Name of issuer as specified in its charter)

      c/o First Union Trust company, National Association, as Owner Trustee
                               One Rodney Square
                                   Suite 109
                                920 King Street
                           Wilmington, Delaware 19801
                                 (239) 948-1850

               (Address, including zip code, and telephone number,
                             including area code, of
                    registrant's/issuer's principal executive
                                    offices)

                   Class A Automobile Receivable Backed Notes
                   Class B Automobile Receivable Backed Notes
            (Title of each class of Securities covered by this Form)

                                      None
   (Titles of all other classes of securities for which a duty to file reports under Sections 13 (a) or 15 (d) remains)

         Please  place  an  X  in  the  box(es)  to   designated   the
appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4  (a)(1)(i)    (   )       Rule 12h-3  (b)(1)(i)   (X)
         Rule 12g-4  (a)(1)(ii)   (   )       Rule 12h-3  (b)(1)(ii)  ( )
         Rule 12g-4  (a)(2)(i)    (   )       Rule 12h-3  (b)(2)(i)   ( )
         Rule 12g-4  (a)(2)(ii)   (   )       Rule 12h-3  (b)(2)(ii)  ( )
                                              Rule 15d-6              (X)

     Approximate number of holders of record as of the certification or notice date: 49

     Pursuant to the requirements of the Securities Exchange Act of 1934, UACSC 2002-A Owner Trust has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


                                      UACSC 2002-A Owner TRUST

                                 By:  Union Acceptance Corporation,
                                        as Administrator


Date:     July 29, 2002          By:  /s/ Ashley A. Vukovits
        ------------------            ------------------------------------------
                                      Ashley A. Vukovits, Vice President